Exhibit 99.1
MDC PARTNERS INC.
SCHEDULE OF ADVERTISING AND COMMUNICATIONS COMPANIES
The table below sets forth MDC’s voting ownership percentage of each listed Partner Firm as of December 31, 2016.  The table does not display all agencies or components within each Partner Firm, for which MDC may or may not maintain the same ownership percentage. MDC maintains a majority or 100% ownership position in substantially all of its Partner Firms, with management of the agencies owning the remaining equity if any.  However, MDC’s effective economic interest in each Partner Firm may vary from its voting ownership interest due to certain factors, such as the existence of contingent deferred acquisition payments and/or cash distribution limitations related to noncontrolling interest holders.  See footnote 4 to the Notes to the Consolidated Financial Statements for more information regarding the Company’s contingent purchase price obligations and noncontrolling interests.

	Year of Initial
Company	Investment	Locations	Ownership %
Consolidated:
Global Integrated Agencies:
72andSunny	2010	Los Angeles, New York, Netherlands, UK, Australia, Singapore	100.0%
Anomaly	2011	New York, Los Angeles, Netherlands, Canada, UK, China, Germany	100.0%
Crispin Porter + Bogusky	2001	Miami, Boulder, Los Angeles, UK, Sweden, Denmark, Brazil, China	100.0%
Doner	2012	Detroit, Cleveland, Los Angeles, UK	30%/ 70%*
Forsman & Bodenfors	2016	Sweden	100.0%
kbs	2004	New York, Canada, China, UK, Los Angeles	100.0%
Domestic Creative Agencies:
Colle + McVoy	1999	Minneapolis	100.0%
Laird + Partners	2011	New York	65.0%
Mono Advertising	2004	Minneapolis, San Francisco	70.0%
Union	2013	Canada	75.0%
Specialist Communications:
Allison & Partners	2010	San Francisco, Los Angeles, New York and other US Locations, China, France, Singapore, UK, Japan, Germany	75.5%
HL Group Partners	2007	New York, Los Angeles, China	100.0%
Hunter PR	2014	New York, UK	65.0%
Kwittken	2010	New York, UK, Canada	75.0%
Luntz Global	2014	Washington, D.C.	100.0%
Sloane & Company	2010	New York	100.0%
Veritas	1993	Canada	95.0%
Media Services:
MDC Media Partners	2010	New York, Detroit, Atlanta, Los Angeles, Austin	100.0%
All Other:
6degrees Communications	1993	Canada	74.9%
Bruce Mau Design	2004	Canada	100.0%

Civilian	2000	Chicago	100.0%
Concentric Partners	2011	New York, UK	72.8%
Gale Partners	2014	Canada, New York, India	60.0%
Hello Design	2004	Los Angeles	49.0%
Kenna	2010	Canada	100.0%
Kingsdale	2014	Canada, New York	65.0%
Northstar Research Partners	1998	Canada, New York, UK, Indonesia	91.8%
Redscout	2007	New York, San Francisco, UK	100.0%
Relevent	2010	New York	100.0%
Rumble Fox	2014	New York	75.5%
Source Marketing	1998	Norwalk, Pittsburgh	97.0%
TEAM	2010	Ft. Lauderdale	100.0%
Vitro	2004	San Diego, Austin	81.6%
Yamamoto	2000	Minneapolis	100.0%
Y Media Labs	2015	Redwood City, New York, India	60.0%
* The Company has 30% voting interest and convertible preferred interests that allow the Company to increase ordinary voting ownership to 70% at the Company’s option.

2